                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            CLIFFS DRILLING COMPANY
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                         [CLIFFS DRILLING COMPANY LOGO]

                                                                  April 25, 1997

To the Stockholders of Cliffs Drilling Company:

     Cliffs Drilling Company's Annual Meeting of Stockholders will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, on Wednesday, May 21, 1997, at 9:00 a.m. local time.

     The directors and officers of the Company look forward to meeting you at the Annual Meeting. There will be a report on operations and ample opportunity for questions.

     Information concerning matters to be voted on at the meeting is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

     WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. If you then attend the meeting and wish to vote your shares in person, you may withdraw your proxy at that time. It is important that your shares be represented.

                                           Sincerely,

                                           /s/ DOUGLAS E. SWANSON

                                           DOUGLAS E. SWANSON
                                           Chairman of the Board

                            CLIFFS DRILLING COMPANY
                          1200 SMITH STREET, SUITE 300
                              HOUSTON, TEXAS 77002

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 1997

TO THE STOCKHOLDERS OF CLIFFS DRILLING COMPANY:

     The 1997 Annual Meeting of the Stockholders of Cliffs Drilling Company (the "Company") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, on Wednesday, May 21, 1997, at 9:00 a.m. local time, for the following purposes, as set forth in the accompanying proxy statement.

     1. To elect two directors to hold office until the 2000 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

     2. To approve a proposal to increase the number of authorized shares of the Company's common stock, $.01 par value;

     3. To ratify the selection by the Company's Board of Directors of Ernst & Young LLP as independent public accountants to examine the books, records and accounts of the Company for the year 1997; and

     4. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on April 4, 1997 are entitled to notice of and to vote at the meeting. A list of such stockholders will be open for examination by any stockholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the office of the Company's Secretary, 1200 Smith Street, Suite 300, Houston, Texas 77002.

                                        By order of the Board of Directors

                                        /s/ JAMES E. MITCHELL JR.

                                        JAMES E. MITCHELL JR.
                                        Secretary
April 25, 1997

         IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE COMPLETED AND
                               RETURNED PROMPTLY

                            CLIFFS DRILLING COMPANY
                          1200 SMITH STREET, SUITE 300
                              HOUSTON, TEXAS 77002

                                                                  April 25, 1997

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by the Board of Directors of Cliffs Drilling Company, a Delaware corporation (hereinafter called the "Company"), of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on Wednesday, May 21, 1997, at 9:00 a.m. local time at the Doubletree Hotel at Allen Center, 400 Dallas Street at Bagby, Houston, Texas, and at any adjournments thereof (the "Annual Meeting").

     A form of proxy is enclosed for use at the meeting. The proxy may be revoked by the stockholder at any time before it is voted. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the nominees for director named on the following pages, for the proposal to increase the number of authorized shares of the Company's common stock, $.01 par value to 30 million shares and for the ratification of the selection by the Company's Board of Directors of Ernst & Young LLP as independent public accountants to examine the books, records and accounts of the Company for the year 1997.

     This proxy material is being mailed to stockholders beginning on or about April 26, 1997, accompanied by the Company's Annual Report for the year ended December 31, 1996.

     The Company has adopted a policy that all stockholder proxies, consents, authorizations, ballots and tabulations that identify the particular vote of a stockholder are to be maintained in confidence, and that the identity and vote of any stockholder shall not be disclosed to any third party, except as may be necessary to meet applicable legal requirements or to allow the inspectors of election to certify the results of the stockholder vote.

     The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Proxies may be solicited by directors, officers or regular employees of the Company in person or by telephone, telegraph or telex. In addition, the Company will retain Georgeson & Company Inc., New York, New York, to aid in the solicitation for an estimated cost of $6,500, plus out-of-pocket expenses. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are owned beneficially by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

OUTSTANDING SHARES AND VOTING RIGHTS

     Only stockholders of record at the close of business on April 4, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on such Record Date the Company had outstanding 7,576,273 shares of common stock, $.01 par value (the "Common Stock"). Each share of Common Stock entitles the holder thereof to one vote.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation and Bylaws provide that the number of directors shall be not more than 15 nor less than 3 as may be fixed by the Company's Board of Directors (the "Board"), that the Board shall be divided into 3 classes of directors, with the classes to be as nearly equal in number as possible and that such directors shall be elected to serve 3-year terms.

     The following information describes the Company's 7 directors as of April 25, 1997.

                                                  TERM      DIRECTOR
                  NAME                    AGE    EXPIRES     SINCE
                  ----                    ---    -------    --------
Michael M. Cone.........................  59      1997        1988
John D. Weil............................  56      1997        1989
H. Robert Hirsch........................  63      1998        1993
Donald W. Keller........................  61      1998        1997
Joseph E. Reid..........................  68      1998        1988
Robert M. McInnes.......................  66      1999        1993
Douglas E. Swanson......................  58      1999        1988

     Michael M. Cone was President of the Company from 1978 until his resignation from that office effective January 1, 1992. Mr. Cone served as Chairman of the Board of the Company from 1988 until May 19, 1994. Mr. Cone is currently Chairman of the Board of Tri-C Resources Inc. and is a member of the Audit, Compensation and Nominating Committees.

     John D. Weil has been President of Clayton Management Co., a private investment management company, since 1973, a director of PICO Holdings and its predecessor, Physicians Insurance Co. of Ohio since 1987, a director of CleveTrust Realty Investors since 1991, a director of Oglebay Norton Company since 1992 and a director of Todd Shipyards Corporation and Southern Investors Services since 1993. Mr. Weil has served as a director of the Company since August 8, 1989 and is Chairman of the Compensation Committee and a member of the Audit and Nominating Committees.

     H. Robert Hirsch is a consultant in the oil and gas industry and is President of Sycamore Investment Company. From 1981 through 1990, Mr. Hirsch was Chairman, President and Chief Executive Officer of Conquest Exploration Company. He held several senior offices with The Superior Oil Company during the period 1976 through 1981, in addition to serving as a director during the period 1978 through 1981. Mr. Hirsch is a member of the Audit, Compensation and Nominating Committees.

     Donald W. Keller is the founder of and serves as President and Chief Executive Officer of Enerfin Resources Company ("Enerfin") which owns and operates natural gas pipelines, processing plants and oil and gas properties. Prior to founding Enerfin in 1991, Mr. Keller served as President and Chief Executive Officer of Quintana Energy Corporation. Mr. Keller also served as Vice President, Marketing & Finance and was a member of the Executive Operating Committee of Quintana Petroleum Corporation. Mr. Keller was elected as a director of the Company by the Board on March 5, 1997 to fill a vacancy created by the death of such office's predecessor during 1996.

     Joseph E. Reid is a private consultant in the oil and gas industry. From 1984 to 1986, he was President and Chief Executive Officer of Meridian Oil, Inc. (which was a division of Burlington Northern, Inc.). He has held a number of positions with The Superior Oil Company during the period 1978 through 1981, including Chairman, Chief Executive Officer and President, in addition to serving as a director. Mr. Reid currently serves as a director of Riverway Bank & Trust and Western Gas Resources, Inc. Mr. Reid is Chairman of the Audit Committee and a member of the Compensation and Nominating Committees.

     Robert M. McInnes is a private business consultant, an attorney-at-law and until October, 1994, was of counsel to the law firm of Arter & Hadden. Mr. McInnes is also a director of Brush Wellman Inc. Previously, Mr. McInnes was a director of Moore McCormack Resources, Inc., Society National Bank of Cleveland, MLX Corp., Cleveland-Cliffs Inc and Seaforth Mineral & Ore Co., Inc. From 1987 to 1988 he was Group Executive Vice President of Cleveland-Cliffs Inc where his responsibilities among several divisions included the operations of the Company's predecessor while it was a wholly-owned subsidiary of Cleveland-Cliffs Inc. From 1983 to 1986, he was President and Chief Executive Officer of Pickands Mather & Co. and The Interlake Steamship Company after holding several senior positions. Mr. McInnes is Chairman of the Nominating Committee and a member of the Audit and Compensation Committees.

     Douglas E. Swanson is President and Chief Executive Officer of the Company. Mr. Swanson was also elected Chairman of the Board of the Company effective May 19, 1994. Mr. Swanson joined the Company in 1978 as Executive Vice President and served in that office until his election as President, effective January 1, 1992. Mr. Swanson is a member of the Nominating Committee.

     Messrs. Cone and Weil stand for election this year and are the Company's only nominees named in the proxy. Unless contrary instructions are set forth in the proxies, it is intended that the persons named in the proxy will vote all shares represented by proxies for the election of Messrs. Cone and Weil. Should Messrs. Cone and Weil become unavailable, it is intended that shares represented by valid proxies will be voted for a substitute nominee designated by the Board.

BOARD OF DIRECTORS AND CERTAIN COMMITTEES

     The management of the Company is under the direction of its Board of Directors. The Board has established an Audit Committee, Compensation Committee and a Nominating Committee, and may in the future establish other committees to facilitate its work.

     The Audit Committee reviews the scope of the audit by the Company's auditors and the independence of such firm from management of the Company, the annual financial statements of the Company, the adequacy of the Company's internal accounting controls, and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention. During 1996, Messrs. Reid (current Chairman of the Audit Committee), Cone, Hirsch, McInnes and Weil were members of the Audit Committee. The Audit Committee met two times during 1996.

     The Compensation Committee reviews executive salaries, administers the Incentive Equity Plan and the Incentive Bonus Plan of the Company, and approves the salaries and other benefits of the executive officers. In addition, this Committee advises and consults with the Company's management regarding benefit plans and compensation policies and practices of the Company. During 1996, the members of this Committee were Messrs. Weil (current Chairman of the Compensation Committee), Cone, Hirsch, McInnes and Reid. The Compensation Committee met three times during 1996.

     The Nominating Committee is constituted to provide a pre-established mechanism for nominating a slate of directors and executive officers, which would be proposed on behalf of the Company's interest, in the event of a potential business combination involving the Company. Since its inception in May, 1995, the Nominating Committee members included Messrs. McInnes (current Chairman of the Nominating Committee), Cone, Hirsch, Reid, Swanson and Weil. There being no business to be addressed, the Nominating Committee did not meet during 1996.

DIRECTORS' FEES AND RELATED INFORMATION

     Directors who are not employees of the Company currently receive a monthly retainer of $2,500, plus $1,000 per day for attendance at each meeting of the Board. Directors who serve on committees of the Board also receive $1,000 per day for committee meetings attended on a day other than a Board meeting day. During 1996, all committee meetings were held on the same day as a Board meeting. Directors and members of committees of the Board who are employees of the Company are not compensated for their Board and committee activities. Directors are reimbursed for expenses incurred in attending Board and committee meetings.

     For information on awards of stock options to Messrs. Reid and Weil see "INCENTIVE EQUITY PLAN -- Automatic Stock Option Awards".

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1996, all of the directors of the Company attended at least 75%, and six directors of the Company attended 100%, of the meetings of the Board and the committees on which they served either in person or by teleconference. The Board held six meetings during the year 1996.

                               EXECUTIVE OFFICERS

     Set forth below are the names, ages, titles with the Company and present and past positions of the current executive officers of the Company. All officers serve at the pleasure of the Board of Directors and are appointed for one-year terms.

                 NAME                      AGE               TITLE, EXPERIENCE AND COMPANY
                 ----                      ---               -----------------------------
Douglas E. Swanson.....................    58    President and Director
                                                  1994 -- Present: President, Chief Executive Officer
                                                  and Chairman of the Board of the Company;
                                                  1992 -- 1994: President and Chief Executive Officer
                                                  of the Company; 1978 -- 1991: Executive Vice
                                                  President of the Company

Charles M. McCall......................    51    Senior Vice President -- Drilling Operations
                                                  1997 -- Present: Senior Vice President -- Drilling
                                                  Operations of the Company; 1991 -- 1997: Vice
                                                  President -- Drilling Operations of the Company;
                                                  1989 -- 1990: General Manager -- Drilling Operations
                                                  of the Company; 1986 -- 1989: Manager -- Operations
                                                  of the Company

Edward A. Guthrie......................    52    Vice President -- Finance and Chief Financial Officer
                                                  1996 -- Present: Vice President -- Finance and Chief
                                                  Financial Officer of the Company; 1992 -- 1996: Vice
                                                  President -- Finance of the Company; 1991: Vice
                                                  President -- Controller of the Company; 1983 --1990:
                                                  Controller of the Company

James P. Mitchen.......................    46    Vice President -- Business Development
                                                  1992 -- Present: Vice President -- Business
                                                  Development of the Company; 1991: Vice
                                                  President -- International Business Development of
                                                  the Company; 1989 -- 1990: Consultant for
                                                  Cliffs-Neddrill Turnkey International; 1985 -- 1989:
                                                  Vice President -- Finance of Bawden Drilling Inc.

Gary W. Owen...........................    40    Vice President -- Engineering Services
                                                  1994 -- Present: Vice President -- Engineering
                                                  Services of the Company; 1993 -- 1994: Vice
                                                  President -- Turnkey Operations of the Company;
                                                  1991 -- 1993: Project Drilling Manager of Conoco,
                                                  Inc.; 1989 -- 1990: Drilling Superintendent of
                                                  Conoco, Inc.

                 NAME                      AGE               TITLE, EXPERIENCE AND COMPANY
                 ----                      ---               -----------------------------
Cindy B. Taylor........................    35    Vice President -- Controller
                                                  1996 -- Present: Vice President -- Controller of the
                                                  Company; 1992 -- 1996: Controller of the Company;
                                                  1990 -- 1992: Senior Manager with Ernst & Young;
                                                  1988 -- 1990: Manager with Ernst & Young

James E. Mitchell Jr...................    46    Secretary
                                                  1992 -- Present: Secretary of the Company;
                                                  1988 -- 1992: Secretary and Treasurer of the
                                                  Company; 1985 -- 1988: Treasurer of the Company

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of the Company's Common Stock owned beneficially as of April 25, 1997 by each director, by certain executive officers and by all directors and executive officers as a group. Unless otherwise indicated in the footnotes to the table, to the Company's knowledge each of the named persons and members of the group has sole voting and investment (dispositive) power with respect to the shares shown.

                                             BENEFICIAL OWNERSHIP OF
                                                  COMMON STOCK
                                          -----------------------------
                  NAME                    AMOUNT             PERCENTAGE
                  ----                    -------            ----------
John D. Weil............................   66,018(1)              *
Douglas E. Swanson......................   39,612(2,3,4,5,6)      *
Michael M. Cone.........................   10,000                 *
Joseph E. Reid..........................    2,000(7)              *
H. Robert Hirsch........................    1,000                 *
Donald W. Keller........................    1,000                 *
Robert M. McInnes.......................      500                 *
Edward A. Guthrie.......................   21,500(2,3,4,5,6)      *
James P. Mitchen........................   16,000(2,3,4,5,6)      *
Charles M. McCall.......................   15,500(2,3,4,5,6)      *
All directors and executive officers as
  a group (13 persons)..................  207,630(6,8)           2.7%

---------------

  * less than 1.0% of class

(1) The information shown above was obtained from a Form 4 dated January 7, 1997, as filed with the Securities and Exchange Commission (the "Commission") by John D. Weil. Mr. Weil has sole voting and dispositive power with respect to 1,840 shares of Common Stock and shared voting and dispositive power with respect to 64,178 shares of Common Stock.

(2) Includes 4,500, 2,000, 2,000 and 2,000 shares of restricted stock awarded to Messrs. Swanson, Guthrie, Mitchen and McCall, respectively, pursuant to the Company's 1988 Incentive Equity Plan upon which restrictions apply and may be subject to forfeiture.

(3) Includes 7,600, 5,000, 3,000 and 6,000 shares of Common Stock which may be acquired upon the exercise of options granted to Messrs. Swanson, Guthrie, Mitchen and McCall, respectively, exercisable at $13.25 per share.

(4) Includes 12,000, 6,000, 6,000 and 5,000 shares which may be acquired upon the exercise of options granted to Messrs. Swanson, Guthrie, Mitchen and McCall, respectively, exercisable at $12.875 per share.

(5) Includes 14,000, 7,500, 5,000 and 2,500 shares which may be acquired upon the exercise of options granted to Messrs. Swanson, Guthrie, Mitchen and McCall, respectively, exercisable at $28.00 per share.

(6) Does not include shares of Common Stock owned by the Company's 401(k) Plan for the benefit of employees of the Company, consisting of 4,814, 2,574, 2,045 and 3,216 shares for Messrs. Swanson, Guthrie, Mitchen and McCall, respectively, and 19,241 shares for the directors and executive officers as a group (13 persons), as of December 31, 1996.

(7) Includes 2,000 shares of Common Stock which may be acquired upon the exercise of options granted to Mr. Reid, exercisable at $13.80 per share.

(8) In addition to the options specifically described in the foregoing footnotes, includes 3,000 shares which may be acquired upon the exercise of options granted to one officer excluding those named, exercisable at $14.25 per share, 3,000 shares which may be acquired upon exercise of options granted to one officer, excluding those named, exercisable at $13.25 per share, 6,000 shares which may be acquired upon exercise of options granted to two officers, excluding those named, exercisable at $12.875 per share, 5,000 shares which may acquired upon exercise of options granted to one officer, excluding those named, exercisable at $12.125 per share, and 8,500 shares which may be acquired upon exercise of options granted to three officers, excluding those named, exercisable at $28.00 per share. Also includes 1,500 shares of restricted stock awarded to one officer, excluding those named, pursuant to the Company's 1988 Incentive Equity Plan upon which restrictions apply and may be subject to forfeiture.

INCENTIVE EQUITY PLAN

     The Cliffs Drilling Company 1988 Incentive Equity Plan (the "Plan") is designed to encourage employee ownership of the Company's Common Stock and to assist the Company in attracting, retaining and rewarding key personnel. The Plan authorizes the Compensation Committee to grant to eligible participants of the Company and its subsidiaries and affiliates, during a period of 10 years from the date of stockholder approval of the Plan, stock options, stock appreciation rights ("SARs") and restricted or deferred stock awards, for up to 650,000 shares of Common Stock subject to adjustment for future stock dividends, stock splits, recapitalizations and similar events.

     Officers and other key employees of the Company and its subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and its subsidiaries are eligible for awards of stock options, SARs, restricted stock and deferred stock pursuant to the Plan. At the present time, seven (7) executive officers and approximately twenty (20) key employees are eligible for participation under the Plan. In addition, each of the first five (5) non-employee directors of the Company elected during the 2-year period following the public distribution of the Common Stock of the Company to the stockholders of Cleveland-Cliffs Inc ("Cleveland") as sole stockholder of the Company on June 21, 1988 (the "Distribution"), were automatically granted non-qualified stock options pursuant to the Plan covering 2,000 shares of Common Stock. See "Automatic Stock Option Awards".

     All awards of stock options, SARs and restricted or deferred stock pursuant to the Plan are made in consideration of the participant's contribution to the management, growth and/or profitability of the Company and its subsidiaries. As of April 24, 1997, the closing price on The New York Stock Exchange, Inc. of the Common Stock which is the subject of such stock options, SARs and restricted or deferred stock was $67.625 per share.

     Stock Options. The Plan permits the granting of non-transferable stock options that either qualify as incentive stock options ("ISOs") under Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or do not so qualify ("Non-Qualified Stock Options"). The option exercise price for each share of Common Stock covered by an option shall be determined by the Compensation Committee, but shall not be less than 100% of the fair market value of such share on the date of grant; provided, however, that the option exercise price for the Non-Qualified Stock Options which were granted to the Company's officers and other key employees as of the Distribution was $13.80 per share, which is the average for the 20 trading days following the Distribution of the daily closing price of the Common Stock as quoted on The Nasdaq Stock Market.

     The term of each option will be fixed by the Compensation Committee, but may not exceed 10 years from the date of grant in the case of an ISO or 10 years and one day from the date of grant in the case of a Non-Qualified Stock Option. The Compensation Committee will determine at which time or times each option may be exercised; the exercisability of options may be accelerated by the Compensation Committee.

     The option exercise price must be paid by certified or bank check or other instrument acceptable to the Compensation Committee or, if the Compensation Committee so determines, by delivery of shares of Common Stock (or in the case of non-qualified stock options only, in restricted stock or deferred stock) valued at fair market value on the exercise date.

     Under the Plan, in the event of termination of employment by reason of normal retirement, approved early retirement, long-term disability or death, an option may thereafter be exercised (to the extent it was then exercisable) for various periods of up to 3 years (or such shorter period as the Compensation Committee shall determine at grant), subject to the stated term of the option. If an optionee's employment terminates voluntarily or involuntarily for any reason other than normal retirement, approved early retirement, disability or death, his options may be exercised, to the extent then exercisable, for 3 months following termination (unless otherwise determined by the Compensation Committee), except that options cease to be exercisable upon termination for "cause" (as defined in the Plan).

     The Plan also permits the Compensation Committee to cash out options, at the Compensation Committee's election, for cash or shares of Common Stock, and to settle the spread value of an option, upon a cash out or exercise, in the form of restricted or deferred stock.

     Stock Appreciation Rights. The Compensation Committee may also grant non-transferable SARs in conjunction with options, entitling the holder upon exercise to receive an amount in cash and/or shares of Common Stock (as determined by the Compensation Committee) equal in value to the increase since the date of grant in the fair market value of the Common Stock covered by such right. Each SAR will terminate upon the termination or exercise of the related option.

     Restricted Stock. The Compensation Committee may also award restricted stock subject to certain conditions set forth in the Plan and such other conditions and restrictions as the Compensation Committee may determine, which may include the attainment of performance goals and the payment of a purchase price which shall be not less than par value. Prior to the lapse of restrictions on shares of restricted stock, the participant will have all rights of a stockholder with respect to such shares, including voting and dividend rights, subject to the conditions and restrictions generally applicable to restricted stock (and any dividends on such shares) or specifically set forth in the participant's restricted stock award agreement.

     Shares of restricted stock are non-transferable and the Compensation Committee will have the right to provide, in the event that a participant who holds shares of restricted stock terminates employment for any reason (including death) prior to the lapse or waiver of the restrictions, for the forfeiture of such restricted stock in exchange for the amount, if any, which the participant paid for them.

     Deferred Stock. The Compensation Committee may also make deferred stock awards under the Plan, which involve the non-transferable right to receive shares of Common Stock without any payment in cash or property in one or more installments at a future date or dates, as determined by the Compensation Committee. Receipt of deferred stock may be conditioned in such manner as the Compensation Committee shall determine, including being conditioned on continued employment or attainment of performance goals.

     A recipient of a deferred stock award must enter into an agreement setting forth the applicable provisions for deferral of the shares of Common Stock covered by such award, as determined by the Compensation Committee. Except as otherwise determined by the Compensation Committee, all such rights will terminate upon the participant's termination of employment. Any deferral restrictions under a deferred stock award may be accelerated or waived by the Compensation Committee at any time prior to termination of employment. The Compensation Committee may permit participants to make elections to defer further receipt of a deferred stock award. Recipients of deferred stock awards will be entitled to receive dividend equivalents, subject to the terms of the award agreement.

     Dividend Deferrals under the Plan. The Plan provides for the automatic deferral and deemed reinvestment of (i) dividends paid on restricted stock awards under the Plan and (ii) in the case of deferred stock awards, amounts equal to dividends which would have been paid if shares of Common Stock subject to such award had been outstanding, in each case unless otherwise determined by the Compensation Committee.

     Amendment and Termination. The Board may terminate or suspend the Plan at any time, but such termination or suspension shall not adversely affect any stock options, SARs or restricted or deferred stock awards then outstanding under the Plan, without the participant's consent. The Board may amend the Plan, but may not, without the prior approval of the stockholders, make any amendment that would (i) except as provided under the Plan, increase the number of shares reserved for grants under the Plan, (ii) change the class of employees eligible to receive awards, (iii) extend the maximum term for options or (iv) materially increase the benefits under the Plan. The Compensation Committee may amend the term of any award or option therefore granted, retroactively or prospectively, but no such amendment shall impair the rights of any holder without the holder's consent. The Compensation Committee may also substitute new stock options for previously granted stock options, including previously granted stock options having higher exercise prices.

     Change in Control Provisions. The Plan provides that in the event of a "Change in Control" (as defined in the Plan) or a "Potential Change in Control" (as defined in the Plan), the Board or the Compensation Committee may provide that (i) any or all stock options and related SARs (to the extent outstanding for at least 6 months) will become fully vested and immediately exercisable,
(ii) the restrictions and deferral limitations applicable to outstanding restricted and deferred stock awards will lapse and the shares of Common Stock in question will fully vest, and (iii) the value of any or all outstanding options and restricted or deferred stock awards will be cashed out on the basis of the highest price paid or offered for the Common Stock during the preceding 60-day period, or such other date as may be determined by the Compensation Committee. In addition, at any time prior to or after a "Change in Control" or a "Potential Change in Control", the Compensation Committee may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine to be appropriate.

     Federal Income Tax Consequences. The following summary is a description of the Federal income tax consequences to the recipient and the Company of the issuance and exercise of stock options granted pursuant to the Plan. The summary is not intended to be exhaustive and does not attempt to be a comprehensive description of all possible tax effects.

     The grant of an ISO will not be treated as taxable income to the optionee for federal tax purposes, and will not result in a deduction for the Company for tax purposes. On exercise of an ISO, the optionee will not recognize any taxable income, and the Company will not be entitled to a deduction for tax purposes, although exercise of an ISO may give rise to liability under the alternative minimum tax provisions of the Code. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

     For federal income tax purposes, dispositions are either qualifying or disqualifying. The optionee will make a qualifying disposition of the purchased shares if the sale or other disposition of such shares is made after the optionee has held the shares for more than two years after the grant date of the options and more than one year after the exercise date. If the optionee fails to satisfy either of these two holding periods prior to the sale or other disposition of the purchased shares, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares, over (ii) the exercise price paid for such shares. If there is a disqualifying disposition of the shares, the optionee will recognize ordinary income (and the Company will be entitled to a deduction for tax purposes) in an amount equal to the lesser of
(a) the excess of (i) the fair market value of those shares on the date the option was exercised, over (ii) the exercise price paid for the shares, or (b) the gain on sale. Any gain of the optionee making a disqualifying disposition in excess of (a) above will be treated as a capital gain. However, a disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO. To the extent the optionee must recognize ordinary income on the sale or other disposition of purchased shares, the Company will be entitled to a corresponding deduction for tax purposes of the same amount.

     No income is realized by the optionee at the time a Non-Qualified Stock Option is granted. Upon exercise, the amount by which the fair market value of the purchased shares on the exercise date exceeds the option price will generally be taxable to the optionee as compensation income and deductible by the Company for tax purposes. Upon disposition of the shares, appreciation or depreciation after the exercise date is treated as a short-term or long-term capital gain or loss to the optionee and will not result in any deduction by the Company.

     Compensation deemed paid by the Company to its executive officers as a result of stock option exercises is deductible by the Company (i) if such compensation qualifies under the Code as "performance-based" or (ii) if other than "performance-based", then to the extent such compensation does not exceed $1 million per covered individual per calendar year.

     The granting of SAR's will not result in income to the optionee or a deduction for tax purposes for the Company at the time of the grant. Upon exercise, the amount of cash and/or the value of the stock received will be treated as compensation income to the optionee and deductible by the Company for tax purposes.

     In general, the recipient of a restricted stock award will recognize ordinary income in the amount of any cash received plus the market value of the shares on the date when the shares are no longer subject to a substantial risk of forfeiture (as such term is defined in the Code) less any amount paid for the shares, and the Company will be entitled to a deduction for tax purposes in the same amount. If the recipient of a restricted stock award makes a timely election under Section 83(b) of the Code to have the tax liability determined at the time of the grant rather than when the restrictions lapse, the recipient will recognize compensation income and the Company shall be entitled to a deduction at that time, in an amount equal to the fair market value of the shares on the grant date.

     Automatic Stock Option Awards. The Plan provides for an automatic grant of Non-Qualified Stock Options for a total of 2,000 shares of Common Stock to each of the first 5 non-employee directors of the Company, elected during the 2-year period following the Distribution (subject to anti-dilution adjustments under the Plan to reflect stock dividends, stock splits and the like). Each such option is for a term of 10 years, with 50% becoming exercisable after one year and 25% after each of the succeeding 2 years. Such options become immediately exercisable upon a "Change of Control" or "Potential Change of Control" as and to the extent provided under the Plan. The price per share for such grant to Mr. Reid is $13.80, which is the average for the 20 trading days following the Distribution of the daily closing price of the Common Stock as quoted on The Nasdaq Stock Market. As to grants effective following the Distribution, the Plan provides for an option price per share equal to the closing price of the Common Stock on the date of the grant on the market in which the Common Stock is then traded. The price per share for the grant to Mr. Weil was $12.00. No action by the Compensation Committee is required to effect any such grants.

INCENTIVE BONUS PLAN

     Pursuant to the Company Incentive Bonus Plan ("Bonus Plan"), participants are provided an opportunity to receive additional compensation based on their performance and the performance of the Company. Eligible participants in the Bonus Plan are those officers and other key employees, determined on a calendar year basis, who by their individual contributions promote the interests of the Company and its subsidiaries. During each year the Bonus Plan is in effect, a target bonus for each eligible participant for such year is determined. At the end of each year, the Compensation Committee gives consideration to the Company's performance during such year in light of business conditions and earnings opportunities. On the basis of such determination, the Compensation Committee designates a percentage to be multiplied by the aggregate of such target bonuses for the participants, and the product obtained constitutes a general bonus pool from which individual bonuses are awarded.

     Individual bonuses for executive officers, excluding the Chief Executive Officer, are determined by the Compensation Committee after consulting with the Chief Executive Officer, and individual bonuses for other participants are determined by the Chief Executive Officer. The bonus for the Chief Executive Officer is determined by the Compensation Committee. Individual bonuses are based on the performance of a participant and of the business segment of the Company in which the participant is involved. A bonus for an individual can vary from zero to 150% of the target bonus; however, the aggregate of all bonuses paid under the Bonus Plan for any year cannot exceed such general bonus pool.

     In addition to a general bonus pool, a special bonus pool may be established in an amount equal to 10% of the aggregate amount of such target bonuses. Bonus awards may be made from such special bonus pool at the discretion of the Chief Executive Officer to participants whether or not they have received an award from the general bonus pool.

401(K) SAVINGS PLAN

     Pursuant to the Cliffs Drilling Company 401(k) Savings Plan (the "401(k) Plan"), any employee who has reached age 21 and completed 90 days of service may reduce his salary and have the Company contribute an equal amount on his behalf to the 401(k) Plan. Employee contributions range in one percent multiples up to 16% of salary, with a 1996 calendar year dollar maximum of $9,500 (as required by the Code). In addition, the Company contributes on behalf of each participant (or "matches") an amount equal to 100% of that portion of each participant's contribution which does not exceed 6% of the participant's annual salary. Both the employee and employer contributions for certain highly compensated employees may be further limited through the operation of the nondiscrimination requirements found in Sections 401(k) and 401(m) of the Code.

     Employee contributions may be invested in any or all of six investment options, at the choice of the participant. Contributions may be split between investment options in multiples of 5%. Employer contributions are invested in Common Stock. Employee contributions are 100% vested and non-forfeitable. Employer contributions are subject to a graded vesting schedule, with participants being fully vested upon completion of 5 years of service with the Company or a qualified affiliate. Distributions from the 401(k) Plan are made upon retirement, death, disability or separation from service. Contributions to the 401(k) Plan and earnings on contributions are not included in a participant's gross income until distributed to the participant.

     In 1989, the 401(k) Plan was amended to include provisions wherein participants are able to procure loans from their respective individual accounts within the 401(k) Plan, not to exceed the lesser of (i) one-half of each participant's vested balance in such accounts or (ii) the participant's historical contributions and related accumulated earnings, both limited to a maximum of $50,000. Repayments are achieved through systematic payroll deductions. All loans are documented by execution of promissory notes, secured by pledge of the participant's remaining vested balance in the respective accounts and are subject to interest at prevailing competitive rates. Other terms of the loans are governed by the Company's policies, subject to the rules, regulations and pronouncements promulgated by the Department of Labor, the Employee Retirement Income Security Act of 1974 and any other agency or statutes having regulatory authority over such matters.

RETENTION PLAN FOR SALARIED EMPLOYEES

     The Cliffs Drilling Company Amended and Restated Retention Plan for Salaried Employees (the "Retention Plan") effective through May 19, 1999, provides certain additional benefits to employees, only upon the occurrence of certain events essentially constituting a change of control as defined in the Retention Plan. Under the provisions of the Retention Plan, an eligible employee of the Company whose employment is terminated by the Company during the term of the Retention Plan is entitled to receive a severance benefit equal to the greater of 6 to 12 months continuation of base salary (depending upon such employee's position) or the employee's weekly base salary times his or her number of years of continuous service with the Company. Eligible employees also are entitled to receive continuation of health and life insurance benefits and payment for unused vacation time accrued during the calendar year in which employment was terminated. Additionally, certain management employees are eligible for reimbursement of reasonable outplacement expenses in an amount up to 15% of their final annual base salary. Eligible participants under the Retention Plan may be reimbursed for legal fees and expenses incurred in enforcing their respective rights under the

Retention Plan. The Retention Plan is unfunded, and all benefits payable thereunder are to be derived from the Company's then current operating funds. Any employees who have separate agreements with the Company providing for severance or other salary continuation benefits are not entitled to participate in the Retention Plan.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements ("Indemnification Agreements") with each of its directors and officers. The Indemnification Agreements provide indemnification for any amount which a director or officer is or becomes obligated to pay relating to or arising out of any claim made against such director or officer because of any act, failure to act or neglect or breach of duty, including, without limitation, an actual or alleged error, misstatement or misleading statement, which such director or officer commits, suffers, permits or acquiesces in while acting as a director or officer of the Company. The Indemnification Agreements are intended to provide benefits and protections beyond those provided for by the Company's Certificate of Incorporation. The Indemnification Agreements were approved by Cleveland-Cliffs Inc, as the sole stockholder of the Company, prior to the Distribution, and subsequently have been renewed and approved by the Board.

EXECUTIVE AGREEMENTS

     The Company has entered into executive agreements ("Executive Agreements") with Messrs. Swanson, Guthrie and Mitchen regarding employment and benefits due to such executive officers upon a change of control. The purposes of the Executive Agreements are (i) to assure that the Company will have the continued dedication of the executive, notwithstanding the possibility, threat or occurrence of a change of control, (ii) to diminish the inevitable distraction of the executive resulting from the uncertainties and risks created by a pending or threatened change of control and (iii) to provide the executive with compensation and benefits arrangements upon a change of control that are competitive with those of other corporations.

     The Executive Agreement for Mr. Swanson has an initial term of three years, and the Executive Agreements for Messrs. Guthrie and Mitchen have initial terms of two years. The operative provisions of each Executive Agreement remain dormant until a change of control occurs. During this dormant period, the Executive Agreement is automatically renewed for successive three-year or two-year terms (as the case may be) upon each anniversary of the date of the Executive Agreement, unless the Company affirmatively takes action to cease such renewals. Benefits are triggered in two stages: (i) the operative provisions take effect upon a change of control and (ii) severance benefits become payable upon termination of employment thereafter.

     Change of Control Provisions. The definition for change of control ("Change of Control") in the Executive Agreements is identical to that used in the Company's Incentive Equity Plan and the Retention Plan. Upon a Change of Control, the executive is provided with an employment agreement for a three-year term (with respect only to Mr. Swanson) or a two-year term (with respect to Messrs. Guthrie and Mitchen). The Executive Agreements provide that during the term of employment following a Change of Control, the executive's duties, responsibilities, compensation and benefits will continue on substantially the same terms and conditions as prior to the Change of Control.

     Severance Benefits upon Termination of Employment Following a Change of Control. The Executive Agreements specify the severance benefits due to the executive upon termination of the executive's employment during the employment period following a Change of Control of the Company. Such termination may be by the Company for cause (as defined in the Executive Agreements) or without cause, or by the voluntary termination by the executive for good reason (as defined in the Executive Agreements) or without good reason, or by reason of the death or disability of the executive. Upon termination of employment by the executive with good reason or by the Company without cause, the executive becomes entitled to a lump-sum severance package equivalent to all compensation and benefits he would have received for the remainder of the employment period, as though no termination occurred, as well as the immediate vesting of stock options, SARs and other fringe benefits (out-placement services, etc.). Termination by the executive without good reason or by the Company for cause shall operate to reduce the severance benefits available. The Company is obligated to "gross-up" any severance compensation payments in order to cover excise taxes, interest or penalties, if any, imposed under the Code.

     Miscellaneous. The Executive Agreements are not intended to supplant or modify any other agreements, plans or policies to which the executive is a party or which cover the executive, except that to the extent the executive is entitled to benefits under both the Retention Plan and the Executive Agreement, the executive waives all rights, claims, benefits or payments arising out of the Retention Plan. Finally, the executive agrees that, except as otherwise provided in any other agreement between the executive and the Company, the executive's employment is "at will" and may be terminated by the executive or the Company prior to the occurrence of a Change of Control without triggering the benefits provided under the Executive Agreement.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The Summary Compensation Table set forth below is intended to provide stockholders a concise comprehensive overview of compensation awarded, earned or paid during the reporting period. The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four other most highly paid executive officers, for services rendered in all capacities during the fiscal years 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                -----------------------
                                                                                        AWARDS
                                                                 ANNUAL         -----------------------
                                                             COMPENSATION(1)    RESTRICTED   SECURITIES
                                                            -----------------     STOCK      UNDERLYING    ALL OTHER
                    NAME AND                       FISCAL   SALARY     BONUS      AWARDS      OPTIONS     COMPENSATION
               PRINCIPAL POSITION                   YEAR      ($)       ($)      ($)(2,3)       (#)          ($)(4)
               ------------------                  ------   -------   -------   ----------   ----------   ------------
Douglas E. Swanson...............................   1996    295,000   350,000         --       28,000        17,927
  President and Chief                               1995    251,667   130,000         --           --        14,877
  Executive Officer                                 1994    240,000   120,000         --           --        14,026
Edward A. Guthrie................................   1996    139,792    90,000         --       15,000        11,726
  Vice President -- Finance and Chief               1995    117,000    55,000         --           --         9,088
  Financial Officer                                 1994    110,000    50,000         --           --         7,459
Charles M. McCall................................   1996    131,500    76,380         --        5,000        10,099
  Vice President -- Drilling Operations             1995    123,833    52,000         --           --         8,813
                                                    1994    118,000    65,000         --           --         8,029
William E. Chiles(5).............................   1996    126,271    70,000         --       30,000(6)      6,792
  Senior Vice President -- Drilling Operations      1995         --        --         --           --            --
                                                    1994         --        --         --           --            --
James P. Mitchen.................................   1996    123,500    75,000         --       10,000         9,501
  Vice President -- Business                        1995    115,833    55,000         --           --         8,167
  Development                                       1994    110,000    55,000         --           --         7,049

---------------

(1) Amounts shown include cash compensation earned and received by executive officers, as well as amounts earned but deferred at the election of those executive officers relating to their participation in the Company's 401 (k) Plan. The bonuses shown above for 1996, 1995 and 1994 were earned for those years, but were paid in March, 1997 (except that $100,000 of Mr. Swanson's bonus was paid in May, 1996), February, 1996 and March, 1995, respectively.

(2) A total of 10,500 shares of restricted stock with an aggregate value of $525,000 as of December 31, 1996, net of consideration paid, were issued to these executive officers (other than Mr. Chiles) effective December 31, 1992, in consideration for full-recourse interest bearing promissory notes of that same date, payable to the Company by the respective executive officers. See footnote (2) to "SECURITY OWNERSHIP OF MANAGEMENT". The amount of each promissory note equals the market value of the restricted stock at the date of award. Such restricted stock was issued in conjunction with long-term incentive awards in the form of deferred stock granted December 31, 1992 under the Company's 1988 Incentive Equity Plan (the "Plan"), in tandem with the restricted stock awarded. Such deferred stock awards allow the holder to receive varying percentages of a specified number of shares of Common Stock at the end of a five-year period terminating December 31, 1997, based on the level of appreciation of the Company's book value per share of Common Stock during said five-year period. The terms of the awards provide that if the book value per share (defined as consolidated stockholders' equity divided by the number of outstanding shares of Common Stock) increases by less than ten percent (10%) compounded annually for five years, then no portion of the deferred stock is earned and all such deferred stock is forfeited. If the book value per share increases by at least ten percent (10%), but less than fifteen percent (15%), compounded annually for five years, then sixty percent (60%) of the deferred stock is earned and the balance is forfeited. One hundred percent (100%) of the deferred stock awarded is earned if the book value per share increases by at least fifteen percent (15%) compounded annually for five years. Under the terms of the Company's 1988 Incentive Equity Plan, the Compensation Committee retains discretion, subject to Plan limits, to modify the terms of outstanding awards to take into account the effect of unforeseen or extraordinary events and accounting changes.

(3) Restrictions have lapsed on all shares of restricted stock (other than shares of restricted stock granted on December 31, 1992 described in footnote (2) above) previously awarded to the named executive officers. The Plan provides for the automatic deferral and deemed reinvestment of dividends paid on restricted stock awards under the Plan. No dividends have been paid to date on any shares of restricted stock.

(4) The amounts shown in this column for the last fiscal year are comprised of the following: an aggregate of $39,980 of Company payments to the Company's 401(k) Plan, consisting of $9,500, $8,388, $7,890, $6,792 and $7,410 on behalf of Messrs. Swanson, Guthrie, McCall, Chiles, and Mitchen, respectively, and an aggregate of $16,065 of deemed compensation resulting from Company paid split dollar life insurance premiums in the amount of $8,427, $3,338, $2,209 and $2,091 on behalf of Messrs. Swanson, Guthrie, McCall and Mitchen, respectively.

(5) Amounts shown above for Mr. Chiles are for his period of employment with the Company commencing May 24, 1996.

(6) All stock options awarded to Mr. Chiles have terminated due to their non-exercisability at the time of his resignation from the Company in March, 1997.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table presents the total number of the Company's Common Stock options granted to the reportable executive officers on May 22, 1996. No SAR grants were awarded during fiscal year 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS
                                         ----------------------------------------------------     POTENTIAL REALIZABLE
                                         NUMBER OF                                                  VALUE AT ASSUMED
                                         SECURITIES    % OF TOTAL                                 ANNUAL RATES OF STOCK
                                         UNDERLYING     OPTIONS                                  PRICE APPRECIATION FOR
                                          OPTIONS      GRANTED TO    EXERCISE OR                       OPTION TERM
                                          GRANTED     EMPLOYEES IN   BASE PRICE    EXPIRATION    -----------------------
                  NAME                   (#)(1,2,3)   FISCAL YEAR     ($/SH)(4)       DATE         5%($)       10%($)
                  ----                   ----------   ------------   -----------   ----------    ---------   -----------
Douglas E. Swanson......................   28,000         15.2%          28.00     5/21/2006       493,050     1,249,492
Edward A. Guthrie.......................   15,000          8.2%          28.00     5/21/2006       264,134       669,371
Charles M. McCall.......................    5,000          2.7%          28.00     5/21/2006        88,045       223,124
William E. Chiles(5)....................   30,000         16.3%          28.00     5/21/2006       528,268     1,338,742
James P. Mitchen........................   10,000          5.4%          28.00     5/21/2006       176,089       446,247

---------------

(1) Stock options granted in 1996 are exercisable in increments of 50%, 25% and 25%, respectively, commencing one, two and three years after the grant date.

(2) Under the terms of the Company's 1988 Incentive Equity Plan, the Compensation Committee retains discretion, subject to the Plan limitations, to modify the terms of outstanding stock options and to reprice the stock options.

(3) The stock options were granted for a term of 10 years, subject to earlier termination in certain events relating to cessation of employment.

(4) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions.

(5) All stock options awarded to Mr. Chiles have terminated due to their non-exercisability at the time of his resignation from the Company in March, 1997.

AGGREGATED OPTION/SAR GRANTS IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table presents the total number of the Company's Common Stock options held by the reportable executive officers at December 31, 1996, denoting the exercisability of each option at that time.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED IN-
                                                              OPTIONS/SARS AT FISCAL      THE-MONEY OPTIONS/SARS
                                 SHARES                             YEAR-END(#)            AT FISCAL YEAR-END($)
                              ACQUIRED ON        VALUE       -------------------------   -------------------------
            NAME              EXERCISE (#)    REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
            ----              ------------    ------------   -------------------------   -------------------------
Douglas E. Swanson..........     50,000        1,571,812           19,600/28,000              984,500/987,000
Edward A. Guthrie...........      8,000          276,800           11,000/15,000              552,250/528,750
Charles M. McCall...........      8,000          229,800            11,000/5,000              551,875/176,250
William E. Chiles...........         --               --              -- /30,000                -- /1,057,500
James P. Mitchen............      5,000          185,625            9,000/10,000              452,250/352,500

---------------

(1) All stock options awarded to Mr. Chiles have terminated due to their non-exercisability at the time of his resignation from the Company in March, 1997.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Five non-employee directors comprise the Compensation Committee which is responsible for setting and administering executive officers' salaries, annual bonuses and the incentive plans that govern the compensation paid to all such executives. In addition, the Compensation Committee advises and consults with management regarding benefit plans and compensation policies and practices of the Company.

  Compensation Philosophy

     The executive compensation program of the Company has been designed to motivate, reward, attract and retain the management deemed essential to ensure the success of the Company. The program seeks to align executive compensation with Company objectives, business strategy and financial performance. In applying these principles, the Compensation Committee seeks to:

     - Reward executives for long-term strategic management and the enhancement of stockholder value;

     - Support an environment that rewards performance with respect to Company goals, as well as Company performance relative to industry competitors;

     - Integrate compensation programs with the Company's short and long-term strategic plans;

     - Attract and retain key executives critical to the long-term success of the Company and each of its business segments; and

     - Align the interests of executives with the long-term interests of stockholders through award opportunities that can result in ownership of Common Stock.

     The executive compensation program is comprised of salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options, restricted stock, deferred stock and stock appreciation rights, and benefits typically offered to executives by major corporations. The Company's current compensation levels, excluding prospective stock option exercises, are within the $1 million limitation on corporate tax deductions imposed by the Omnibus Reconciliation Act of 1993 (the "Act") as codified under Section 162(m) of the Code. The Compensation Committee cannot predict with certainty how or to what extent the Company's executive compensation might be affected in the future by the Act or regulations issued thereunder. However, the Compensation Committee does intend to attempt to preserve the tax deductibility of all executive compensation while maintaining the incentive oriented executive compensation program described in this report.

     As an executive's level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based upon performance incentives and a lesser portion upon salary and employee benefits, causing greater variability in the individual's absolute compensation level from year to year. In addition, the higher that one rises in the Company, the greater the mix of compensation shifts to reliance on the value of the Common Stock through stock-based awards.

  Base Salaries

     Base salaries for executive officer positions are generally determined by competitive factors. These competitive factors include primarily the base salary of other top executives of drilling contractors and the oil service sector. Salary reviews and market comparisons are conducted annually.

     The Company has participated in drilling industry management compensation surveys since 1983. Members of the Compensation Committee review the various compensation surveys to determine comparable compensation provided by similar companies. The Compensation Committee also considers business performance, general economic conditions, and for those officers responsible for a particular business segment, the financial and non-financial results of the applicable business segment, including implementation and accomplishment of Company goals and objectives.

     The salaries of the Chief Executive Officer and the named executive officers were established at the meeting of the Compensation Committee on May 22, 1996 and there have been no increases in base salaries for the Chief Executive Officer or the other named individuals since the May, 1996 meeting.

  Incentive Bonus Plan

     The compensation policy of the Company dictates that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer's compensation is "at risk," with annual bonus compensation at target levels amounting to approximately 50% of base salary.

     Under the Company's Incentive Bonus Plan, bonuses are awarded annually based on the executive's individual performance and the performance of the business segment associated with such executive in relation to specific goals and objectives. In the case of the Chief Executive Officer, the performance of the entire Company is evaluated in relation to specific performance goals.

     The performance goals for the Chief Executive Officer and the other executive officers include both financial and non-financial objectives, including achieving certain financial targets in relation to internal budgets, developing internal infra-structure and enhancing positions in certain markets. The financial criteria include, among other things, controlling direct and overhead expenses, increasing cash flow from operations and increasing net income. The non-financial criteria include expansion of the Company's market share in both the domestic and international markets, as well as developing operations in identified strategic markets. Subsequent to the end of the year, a review of the performance is made by the Compensation Committee against these goals and annual incentive awards, if any, are approved and recommended by the Compensation Committee to the Board.

     On May 22, 1996, the Compensation Committee granted a $100,000 bonus (under the Incentive Bonus Plan) to Mr. Swanson. On March 5, 1997, the Compensation Committee granted a total of $759,380 under the Incentive Bonus Plan to the Company's then nine (9) executive officers, including awards to Messrs. Swanson, Guthrie, McCall, Chiles and Mitchen of $250,000, $90,000, $76,380, $70,000 and $75,000, respectively, and a total of $540,185 to certain other key employees as a group. Such bonuses awarded were paid in March, 1997.

  Incentive Equity Plan

     The Incentive Equity Plan was established in 1988 to reward performance of officers and key employees through the award of stock options, stock appreciation rights and restricted or deferred stock awards. This plan reinforces the long-term portion of the compensation plan available to each of the officers and key employees and places emphasis on an increase in stockholder value either through stock price appreciation and/or increases in book value per share. During 1996, the Compensation Committee awarded options granting rights to acquire a total of 184,000 shares of Common Stock, encompassing 110,000 shares of Common Stock awarded to the Company's then nine (9) executive officers, including awards to Messrs. Swanson, Guthrie, McCall, Chiles and Mitchen of 28,000, 15,000, 5,000, 30,000 and 10,000 shares of Common Stock, respectively, and a total of 74,000 shares of Common Stock to certain other key employees. The Compensation Committee also awarded during 1996, 5,000 shares of restricted stock to one key employee. At December 31, 1996, an aggregate of 594,925 shares of Common Stock had been awarded and remained in effect in the form of restricted stock, stock options and deferred stock to officers, directors and key employees.

  Chief Executive Officer

     The Compensation Committee's intention is to link the compensation of the Company's Chief Executive Officer with the enhancement of stockholder value. In determining Mr. Swanson's award under the Incentive Bonus Plan, the Committee was influenced by his strong leadership and corporate direction regarding the Company's 1996 performance, particularly the Company's operational, financial and business development accomplishments, the substantial increase in stockholder equity and the timely acquisition of the assets of Southwestern Offshore Corporation. The Company, during fiscal year 1996, increased the market value of its

Common Stock approximately 328%, recorded significant net income and strong cash flow from operations, expanded its daywork drilling operations to the U.S. Gulf of Mexico and Persian Gulf and continued its development as an innovator in solving the needs of oil and gas operators in domestic and international markets.

  Summary

     The Compensation Committee believes the compensation philosophy of aligning executive compensation with Company objectives, business strategy and financial performance best links executive compensation with the long-term interest of stockholders. In connection with performance reviews and the goals targeted to enhance stockholder value, key officers and employees are rewarded accordingly. The Compensation Committee believes 1996 compensation adequately reflects the Company's compensation policies and practices.

                                               COMPENSATION COMMITTEE
                                                  John D. Weil, Chairman
                                                  Michael M. Cone
                                                  H. Robert Hirsch
                                                  Robert M. McInnes
                                                  Joseph E. Reid

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION COMMITTEE DECISIONS

     During the Company's 1996 fiscal year, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

     No member of the Compensation Committee of the Board of Directors of the Company was, during the 1996 fiscal year, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure according to applicable rules and regulations of the Securities and Exchange Commission, except Mr. Cone, a member of the Compensation Committee who was formerly an executive officer of the Company.

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index, the Nasdaq Stock Market Composite Index and the Company's peer group index (Simmons & Company Offshore Drillers Index).

                                                Nasdaq Stock     Simmons &
                                                   Market         Company        Standard &
     Measurement Period       Cliffs Drilling    Composite        Offshore       Poor's 500
   (Fiscal Year Covered)          Company          Index       Drillers Index   Stock Index
1991                                      100             100             100             100
1992                                     97.0           116.4           103.7           104.5
1993                                    100.0           133.6           174.1           111.8
1994                                     94.0           130.6           142.8           110.1
1995                                    119.0           184.7           275.2           147.7
1996                                    506.0           227.1           652.9           177.6

---------------

(1) The plot points shown in the performance graph and accompanying table above are calculated as of December 31st of each fiscal year.

(2) Listing and trading of the Common Stock was moved from The Nasdaq Stock Market to The New York Stock Exchange, Inc. during April, 1997. Therefore, the Company has chosen the Standard & Poor's 500 Stock Index as its broad comparative index for inclusion in prospective performance graphs. Due to this transition, both the Standard & Poor's 500 Stock Index and the Nasdaq Stock Market Composite Index are displayed in the preceding performance graph.

(3) The Standard & Poor's 500 Stock Index, Nasdaq Stock Market Composite Index and the Simmons & Company Offshore Drillers Index are calculated using total returns to common stock assuming reinvestment of dividends. The Simmons & Company Offshore Drillers Index includes Atwood Oceanics, Inc., Cliffs Drilling Company, Diamond Offshore Drilling, Inc., ENSCO International, Inc., Falcon Drilling Company, Inc., Global Marine Inc., Marine Drilling Company, Inc., Noble Drilling Corporation, Reading & Bates Corporation, Rowan Companies, Inc., Smedvig a.s. and Transocean Offshore Drilling Inc.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the number of shares of Common Stock owned beneficially as of April 25, 1997 (except as otherwise indicated) by each person or "group" (as that term is used in the Securities Exchange Act of 1934) known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock as of that date. Unless otherwise noted, to the Company's knowledge each person listed below has sole voting and dispositive power with respect to the shares listed.

                                                               BENEFICIAL OWNERSHIP OF
                                                                    COMMON STOCK
                                                              -------------------------
                  NAME OF BENEFICIAL OWNER                    AMOUNT         PERCENTAGE
                  ------------------------                    -------        ----------
FMR Corp.(1)
  82 Devonshire Street
  Boston, MA 02109..........................................  695,500              9.2%
Cambridge Investments Limited(2)
  600 Montgomery Street, 27th Floor
  San Francisco, CA 94111...................................  516,800              6.8%
Appaloosa Management L.P.(3)
David A. Tepper
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078.....................................  409,500              5.4%

---------------

(1) The information shown above was obtained from the Schedule 13G (Amendment No. 2) dated March 7, 1997, as filed with the Securities and Exchange Commission (the "Commission") by FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson on behalf of FMR's wholly-owned subsidiaries, Fidelity Management & Research Company ("Fidelity Research") and Fidelity Management Trust Company ("Fidelity Trust"). Of the 695,500 shares reflected as owned beneficially, Fidelity Research is the beneficial owner of 497,400 shares, and Edward C. Johnson 3d and FMR, through control of Fidelity Research, each have sole dispositive power with respect to 497,400 shares. Fidelity Trust is the beneficial owner of 198,100 shares, and Edward C. Johnson 3d and FMR, through control of Fidelity Trust, have sole voting and dispositive power over 198,100 shares.

(2) The information shown above was obtained from the Schedule 13D (Amendment No. 1) dated April 7, 1997 as filed with the Commission by Cambridge Investments Limited.

(3) The information shown above was obtained from the Schedule 13D (Amendment No. 4) dated March 12, 1997 as filed with the Commission by Appaloosa Management L.P. ("Appaloosa") and Mr. David A. Tepper, the President of Appaloosa. Appaloosa and Mr. Tepper each have sole voting and dispositive power with respect to the 409,500 shares of Common Stock.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-ten-percent (10%) stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements applicable to its officers and directors and greater-than-ten-percent beneficial owners were complied with except that Mr. Weil, a director of the Company, made late filings of two reports covering an aggregate of eight transactions.

                              CERTAIN TRANSACTIONS

     There are no transactions or relationships between management and the Company or others which are material and are required to be disclosed.

             PROPOSED INCREASE IN AUTHORIZED SHARES OF COMMON STOCK

     The Company's Certificate of Incorporation currently authorizes the Company to issue up to fifteen million (15,000,000) shares of Common Stock and three million (3,000,000) shares of preferred stock, no par value. The Company proposes that its Certificate of Incorporation be amended to provide for thirty million (30,000,000) authorized shares of Common Stock and three million (3,000,000) shares of preferred stock, no par value.

     The Board has unanimously approved a two-for-one stock split of Common Stock, to be effected through a stock dividend payable following the effectiveness of the proposed amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of Common Stock. Of the 15,000,000 shares of Common Stock currently authorized, at the Record Date there were 7,576,273 shares of Common Stock outstanding and an aggregate of 290,725 shares of Common Stock reserved for issuance pursuant to the Company's 1988 Incentive Equity Plan.

     Subject to stockholder approval of the proposed increase in the number of authorized shares of Common Stock, the Board has authorized the issuance to stockholders of record on May 22, 1997, of one additional share of Common Stock as a dividend on each issued and outstanding share of Common Stock. The Board believes that the stock split in the form of a stock dividend is in the best interests of the stockholders. The stock split is intended to place the market price of Common Stock in a range more attractive to a wider range of investors, particularly individuals, and may result in a broader market and more widespread ownership of Common Stock.

     The increase in the number of authorized shares of Common Stock will be effected through an amendment to the first paragraph of Article FOURTH of the Company's Certificate of Incorporation. As amended, such paragraph would read as follows:

          "FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is 33 million, consisting of 3 million shares of Preferred Stock, without par value (hereinafter called "Preferred Stock"), and 30 million shares of Common Stock, of the par value $.01 per share (hereinafter called "Common Stock")."

     Following the adoption of the amendment to the Company's Certificate of Incorporation, the Company intends to effect a two-for-one stock split in the form of a stock dividend, and a transfer of $.01 for each additional share of Common Stock issued, or approximately $76,000, will be made from the Company's additional paid-in capital account to its Common Stock account as of May 22, 1997, the date on which stockholders of record will be entitled to the additional shares, so that the additional shares to be issued will be fully paid.

     Following effectiveness of the increase of capital in the Common Stock account, certificates representing the additional shares will be distributed by the Company to stockholders of record as of May 22, 1997, without any further action by the stockholders. The Company will list on the New York Stock Exchange the additional shares of Common Stock to be issued. As a result of the proposed stock split, brokerage commissions and transfer taxes on any subsequent trades of Common Stock may increase.

     In the opinion of counsel for the Company, the adoption of the proposed amendment and the issuance of the additional shares in connection with the stock split will result in no gain or loss or any other form of taxable income for United States federal income tax purposes. The laws of jurisdictions other than the United States may impose income taxes on the issuance of the additional shares in connection with the stock split, and stockholders subject to those laws are urged to consult their tax advisors.

     The proposed increase in the number of authorized shares of Common Stock is required in order to effect, and is a condition to the effectiveness of, the stock split authorized by the Board. In addition, the Board believes that it is prudent to increase the authorized number of shares of Common Stock in order to provide a reserve of shares available for issuance to meet business needs. Like most corporations, the Company has historically maintained a substantial reserve of authorized but unissued shares in order to avoid the time and expense of seeking stockholder approval each time it needs to make a new issuance of Common Stock.

     The Board may deem it in the best interests of the stockholders to issue Common Stock in the pursuant of establishing strategic relationships with corporate partners, providing equity incentives to employees, officers or directors, or effecting additional stock splits or dividends. The additional shares of Common Stock authorized may also be used to acquire or invest in complementary businesses or products. The Company has no present obligation to issue additional shares of Common Stock except pursuant to the two-for-one stock split if the proposed increase in the number of authorized shares is approved, and pursuant to employee stock incentive plans. However, the Company has and will continue to evaluate and conduct discussions with third parties with respect to potential acquisitions or investments. The probability that the Company will enter into any such transaction is presently uncertain.

     In addition, the Board could use authorized but unissued shares to create impediments to a takeover or a transfer of control of the Company. The Board has preliminarily approved adoption of a rights plan, subject to preparation of appropriate documentation and obtaining bank consent and other required approvals. Implementation of the operative provisions of a rights plan may, under certain circumstances, require an increase in the number of authorized shares of Common Stock. Accordingly, the increase in the number of authorized shares of Common Stock may deter a future takeover attempt which holders of Common Stock may deem to be in their best interest or in which holders of Common Stock may be offered a premium for their shares over the market price. The Board is not currently aware of any attempt to take over or acquire the Company. The adoption of a rights plan and the proposed amendment to increase the authorized number of shares of Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

     Approval of the increase in the number of authorized shares of Common Stock would not affect the rights, privileges and preferences of the holders of currently outstanding Common Stock of the Company, except for effects incidental to increasing the number of shares of the Common Stock outstanding.

     The Board may cause the issuance of additional shares of Common Stock without further vote of the stockholders of the Company, except as provided under Delaware law or under the rules of any national securities exchange on which shares of Common Stock are then listed. Current holders of Common Stock have no preemptive or like rights, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their ownership interest therein.

     Issuance of additional shares of Common Stock pursuant to the two-for-one stock split will have no effect on the proportionate equity interest of the Company's current stockholders. However, the issuance of other additional shares of Common Stock would decrease the proportionate equity interest of the Company's current stockholders and depending upon the price paid for such additional shares, could result in dilution to the Company's current stockholders.

VOTE REQUIRED

     Approval of the increase in the number of authorized shares of Common Stock under applicable Delaware law will require the affirmative vote of the majority of outstanding shares of the Company on the Record Date entitled to vote on the proposal. Accordingly, abstentions and "broker non-votes" will have the effect of a vote "against" the proposal.

     The Board recommends a vote "FOR" the increase in the number of authorized shares of Common Stock.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     By resolution of the Board, the firm of Ernst & Young LLP, Certified Public Accountants, was chosen as the independent public accountants to examine the books, records and accounts of the Company for the year 1997. In accordance with that same resolution, this selection is being presented to the stockholders for ratification. Ernst & Young LLP have been the independent public accountants of the Company since 1978. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on May 21, 1997, with an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. If the stockholders do not ratify the employment of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Board.

                           1998 STOCKHOLDER PROPOSALS

     In order for stockholder proposals for the 1998 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Secretary of the Company at its principal office at 1200 Smith Street, Suite 300, Houston, Texas 77002, no later than December 29, 1997.

                               VOTING PROCEDURES

     All matters specified in this Proxy Statement that are to be voted on at the Annual Meeting will be determined by written ballot. Directors shall be elected by the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors. Ratification of the selection of Ernst & Young LLP as independent auditors of the Company will require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Approval of the proposed increase in the number of authorized shares of Common Stock will require the affirmative vote of a majority of the outstanding shares of Common Stock as of the Record Date. All shares represented by proxies that reflect abstentions or "broker non-votes" (i.e. shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote that the broker or nominee does not have discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions and "broker non-votes", however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast", although abstentions and "broker non-votes" will have the effect of a vote "against" the proposed increase in the number of authorized shares.

                                 OTHER BUSINESS

     The Board knows of no other business to be presented at the Annual Meeting, but if other matters do properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO VOTE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                            By order of the Board of Directors

                                            /s/ JAMES E. MITCHELL JR.

                                            JAMES E. MITCHELL JR.
                                            Secretary

                                                  CLIFFS DRILLING COMPANY

                                                         NOTICE OF

                                                       ANNUAL MEETING
                                                      OF STOCKHOLDERS
                                                       TO BE HELD ON
                                                        MAY 21, 1997
                                                            AND
                                                      PROXY STATEMENT

                                                    CLIFFS DRILLING LOGO

                            CLIFFS DRILLING COMPANY
P           PROXY SOLICITED BY BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
R                SHAREHOLDERS TO BE HELD WEDNESDAY, MAY 21, 1997
O
X
Y


The undersigned hereby appoints H. Robert Hirsch and Robert M. McInnes or either of them, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Cliffs Drilling Company (the "Company"), or any adjournments thereof. The undersigned instructs said proxies to vote as indicated below on each of the following items proposed by the Board of Directors of the Company:


1.  ELECTION OF DIRECTORS
    Nominees:  Michael M. Cone and John D. Weil       (change of address)

2.  APPROVAL OF THE PROPOSAL TO INCREASE THE
    NUMBER OF AUTHORIZED SHARES                       ----------------------------------------
    OF THE COMPANY'S COMMON STOCK
                                                      ----------------------------------------
3.  APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT
    PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1997
                                                      ----------------------------------------
4.  IN THEIR DISCRETION AS TO SUCH OTHER
    MATTERS AS MAY PROPERLY COME BEFORE THE MEETING
                                                      ----------------------------------------
                                                      (If you have written in the above
                                                      space, please mark the  corresponding box
                                                      on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT IF NO CHOICE IS INDICATED, YOUR SHARES WILL BE VOTED FOR EACH PROPOSAL IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

XXXXXX
                                                               ----------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                               ----------------

  [X]   Please mark your
        votes as in this                                    SHARES IN YOUR NAME
        example.



                   FOR       WITHHELD

1. Election of
    Directors      [ ]        [ ]
   (see reverse)


For, except vote withheld from the following nominee(s):


---------------------------------------------------------

                                             FOR      AGAINST   ABSTAIN

2. Approval of the proposal to increase
   the number of authorized shares of the    [ ]       [ ]       [ ]
   Company's common stock.


3.  Appointment of Ernst & Young LLP
    as independent public accountants        [ ]       [ ]       [ ]
    for the Company for 1997.

4.  As such proxies may in their
    discretion determine upon such other     [ ]       [ ]       [ ]
    matters as may properly come before
    the meeting.

    Change
      of    [ ]
    Address

    Attend  [ ]
    Meeting


SIGNATURE(S)                                             DATE
            --------------------------------------------     ----------------

SIGNATURE(S)                                             DATE
            --------------------------------------------     ----------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign with the full corporate name by duly authorized officer or officers. A partnership should sign in the partnership name by a partner.